Exhibit 23.5

CONSENT LETTER 12 June 2026 LINKAGE GLOBAL INC 傳丞環球股份有限公司 2-23-3 Minami-Ikebukuro, Toshima-ku Tokyo, Japan 171-0022

Dear Sirs,

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on June 12, 2026 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in relation to the resale from time to time of up to an aggregate of 833,333 Class A ordinary shares of Linkage Global Inc, a Cayman Islands holding company, par value of US$0.0025 per share. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully

/S/ Bird & Bird
Bird & Bird